Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

CAMPBELL & COMPANY ANNOUNCES EXPANSION OF MANAGEMENT TEAM WITH THE APPOINTMENT OF A NEW PRESIDENT

BALTIMORE, MD, June 14, 2011 – Campbell & Company today announced an expansion of its executive management team by appointing Mr. Stephen Roussin President of the firm.

Mr. Roussin joins Campbell & Company following a successful career in New York, most recently as Managing Director and Head of Investment Solutions for UBS Wealth Management Americas and as President & Chief Operating Officer for New York Life Investment Management, LLC.

While Ms. Terri Becks continues in her role as Chief Executive Officer, Mr. Roussin is expected to assist with the day-to-day management of the firm, supported by the firm’s Executive Committee.

Mr. Roussin brings 25 years of management experience to Campbell and will continue the firm’s commitment to building a world-class management team to lead Campbell’s growth over the next decade.

Ms. Becks commented, “Campbell has nearly 40 years of experience in systematic alternative investment management, and we look forward to another 40 years of success.  We are building the next generation of management to enhance our position as an institutional-quality investment management firm, and Steve is a great addition to this team.  We are excited by his experience, his energy, his enthusiasm and his knowledge of the investment business.  We are confident that he will contribute to all aspects of our business, while preserving and building the strong, team-based culture that has been so important to our success and stability.”

Founded in 1972, Campbell & Company is a pioneer in absolute return investment management, specializing in systematic managed futures, global macro and equity market-neutral strategies.  Recognized as an innovator in quantitative modeling, Campbell’s strategies exploit structural inefficiencies in global financial, commodity, and equity markets, and have delivered attractive risk-adjusted returns over time.  Campbell and its affiliates manage approximately $3B for a broad array of institutional and private clients around the world.

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For further information:	Tracy Wills-Zapata
Managing Director, Business Development
(410) 413-4554

STEPHEN C. ROUSSIN

Mr. Roussin has over twenty-five years experience in the asset and wealth management industries where he has held a number of senior management positions.

Most recently he was Managing Director, Head of Investment Solutions, Americas, for UBS Wealth Management. His responsibilities included the strategic direction and implementation for all investment related activities within WMUS including asset allocation, portfolio construction, security selection, product due diligence/research and portfolio execution. He also oversaw all product management functions for the $175 billion advisory/fee based programs as well as mutual funds, etfs, unit trusts and 529 plans and all of the firms retirement businesses. The $15 billion alternative investment business and the $50 billion institutional consulting program also reported to Mr. Roussin. He also served on the boards of numerous closed-end funds advised by UBS. He joined the firm in August of 2004.

Prior to joining UBS Mr. Roussin was President and Chief Operating Officer for New York Life Investment Management LLC “NYLIM” a integrated global asset manager. Mr. Roussin was instrumental in the creation of NYLIM and during his tenure it grew from $85 billion to almost $175 billion through a combination of acquisitions and organic growth. Mr. Roussin held numerous responsibilities including oversight of numerous investment units, the retail and retirement businesses and all the firms support functions including finance, legal, compliance, technology, human resources and strategic planning. He was a member of NYLIMs Board of Directors, its various subsidiaries and its mutual fund boards. He joined New York Life in 1997.

From 1994-1997 Mr. Roussin was a Senior Vice President at Smith Barney where he held a broad range of responsibilities within the asset and wealth management businesses including product management, marketing, shareholder servicing, technology, distribution and offshore funds. Prior to joining Smith Barney he spent seven years at Prudential Securities where he held senior sales management positions.

Mr. Roussin is a 1985 graduate of Westminster College, Fulton, Mo. where he received a degree in Business Administration. Upon graduation he began his career as a financial advisor in St. Louis, Mo. Over the next several years he held sales positions with increasing responsibility including regional wholesaler, regional sales manager and divisional sales manager.